Exhibit 10.18
EMPLOYMENT AGREEMENT
     This EMPLOYMENT AGREEMENT (“Agreement”), is made and entered as of January 22, 2010, by and between Fallbrook Technologies Inc., a Delaware corporation (the “Company”), and George Lowe, a resident of the State of Texas (the “Executive”).
RECITALS:
WHEREAS, the Company is engaged in the business of technology research and development (the “Business”); and
WHEREAS, the Company desires to retain the services of the Executive; and
     WHEREAS, the Company and the Executive desire to enter into this Agreement to set forth the terms and conditions of the employment relationship between the Company and the Executive;
     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
     1. Nature of Employment.
          (a) The Company hereby engages the Executive as a full-time employee to serve in the capacity of Vice President, Operations for the Initial Term and any Renewal Term (collectively the “Employment Period”), and the Executive accepts such employment, on the terms and conditions set forth in this Agreement. Throughout the Employment Period, subject to the direction of the Company and the Company’s Board of Directors (the “Board”), the Executive shall perform and discharge well and faithfully the duties that may be assigned to her from time to time by the Company and the Board in connection with the conduct of its Business. If the Executive is elected or appointed a director of the Company or any parent or subsidiary thereof during the Employment Period, the Executive will serve in such capacity without further compensation, unless otherwise specified.
          (b) The Executive will not engage in any business activities that are directly or indirectly competitive with any business conducted by the Company or any of its subsidiaries or affiliates. Throughout the Employment Period, the Executive will: (i) devote his/her full employment energies, interests, abilities and time to the performance of his/her duties and shall not render to others any service of any kind for compensation, unless the Executive receives written consent of the Board; (ii) observe and carry out such reasonable rules, regulations, policies, directions and restrictions as may be established from time to time by the Company, including but not limited to, the standard policies and procedures of the Company as in effect from time to time; and (iii) do such traveling as may reasonably be required in connection with the performance of such duties and responsibilities.

          (c) Notwithstanding the foregoing provisions, the Executive shall be entitled to serve in various leadership capacities in civic, charitable and professional organizations or managing the Executive’s personal and family passive investments; provided in each case, and in the aggregate, that such activities do not materially conflict or interfere with the performance of the Executive’s duties hereunder. The Executive recognizes that the Executive’s primary and paramount responsibility is to the Company.
          (d) The Executive acknowledges that Sections 5, 6 and 7 of this Agreement contain restrictive covenants and non-disclosure of proprietary information provisions, and the Executive agrees to comply with these provisions. The Executive understands that entering into and complying with these provisions is a condition to the Executive’s continued employment with the Company and that failure to comply with the terms and conditions of these provisions may result in termination “for cause” under this Agreement.
     2. Term and Termination of Employment.
          (a) Term: Subject to prior termination in accordance with this Section 2 below, the term of this Agreement and the Executive’s employment hereunder shall be for a term of two (2) years commencing on the date of this Agreement (“Initial Term”); and following such Term, this Agreement shall thereafter automatically renew for an additional term of one (1) year (“Renewal Term”), unless either party gives written notice of termination to the other party not less than thirty (30) days prior to the end of any term (in which event this Agreement shall terminate effective as of the close of such Term or Renewal Term). Each twelve-month period beginning on the date hereof or any anniversary thereof is referred to in this Agreement as a “Year”.
          (b) Termination With Cause.
               (1) During the Employment Period, the Executive’s employment with the Company may be terminated by the Company at any time for cause.
               (2) As used herein, the term “for cause” shall mean and be limited to: (i) any willful and material breach of this Agreement by the Executive; (ii) any willful or gross neglect by the Executive of his/her duties and responsibilities hereunder; (iii) any fraud, criminal misconduct, breach of fiduciary duty, dishonesty, or gross and willful misconduct by the Executive in connection with the performance of his/her duties and responsibilities hereunder; (iv) the Executive being legally intoxicated or under the influence of illegal or illegally obtained drugs during business hours or while on call, or being habitually drunk or addicted to drugs (provided that this shall not restrict the Executive from taking physician-prescribed medication in accordance with the applicable prescription); (v) conviction of, or a plea of “guilty” or “no contest” to a felony or crime of moral turpitude under the laws of the United States or any state thereof; (vi) any action by the Executive that may materially impair or materially damage the reputation of the Company; (vii) insubordinate disregard of any lawful direction of material consequence given to the Executive by the Company; or (viii) repeated failure or refusal to comply with the Company’s policies and procedures; provided that if the Executive is to be terminated pursuant to subsections (i), (ii), (vi), (vii), or (viii), the Executive will receive notice and thirty (30) days to cure.

               (3) Upon termination for cause, Executive shall be entitled only to accrued and unpaid Salary and Fringe Benefits, as defined in Section 3 of this Agreement, and payment for any vacation or leave accrued, through the date of termination of employment. In addition, any shares of Common Stock subject to unexercised options, whether the options are vested or unvested, shall not be delivered to Executive and all such options and shares shall be void and have no further force or effect as to the Executive.
          (c) Termination Without Cause.
               (1) During the Employment Period, the Executive’s employment with the Company may be terminated at any time without cause.
               (2) In the event that during the Employment Period, the Executive’s employment is terminated without cause pursuant to Section 2(c)(l) above, and subject to the execution and effectiveness of a general release of all claims in favor the Company, if the Executive is terminated without cause during the Initial Term or any Renewal Term of the Agreement, then the Executive will receive (i) severance pay in an amount equal to six (6) months of the then-current annual base salary exclusive of bonus or incentive payments, within sixty (60) days of the date of such termination (or such later date as may be necessary to avoid any adverse tax consequences under Section 409(A) of the Internal Revenue Code); (ii) continuation of health benefits for a period of six (6) months beyond the date of such termination (medical, dental, vision, life insurance, and long term disability, to the extent then provided by the Company and permitted by the various respective policies and by law); (iii) immediate accelerated vesting of any existing options which have been granted but are not fully vested as of the date of termination; and (iv) payment for any vacation or leave accrued through the date of termination.
          (d) By Executive (Resignation).
               (1) At any time during the Employment Period, Executive may resign employment by giving thirty (30) days prior notice of termination to Company.
               (2) In the event Executive resigns his/her employment at any time during the Employment Period, Executive shall be entitled to accrued and unpaid Salary and Fringe Benefits, as defined in Section 3 of this Agreement, and payment for any vacation or leave accrued, through the date of termination of employment.
          (e) Termination of Employment by Reason of Death.
          If Executive shall die during the Employment Period, this Agreement shall terminate automatically as of the date of death, and Company shall pay to Executive’s legal representative the compensation and benefits under Section 2(d)(2), which would otherwise be payable to Executive up to the end of the month in which death occurs, and, to the extent applicable, any insurance or insurance proceeds, vested death benefits, compensation for accrued vacation or leave time. Should the Executive die during the execution of, or during travel in connection with, his or her duties, then the Company shall pay to the Executive’s legal representative the compensation and benefits under Section 2(c)(2).

          (f) Termination of Employment by Reason of Disability.
               (1) As used herein, the term “permanent disability” shall mean, and be limited to, any physical or mental illness, disability or impairment that prevents or may reasonably be expected to prevent the Executive from continuing for the performance of her normal duties and responsibilities hereunder for a period in excess of four consecutive months. For purposes of determining whether a “permanent disability” has occurred under this Agreement, the written determination thereof by two (2) qualified practicing physicians selected and paid for by the Company (and reasonably acceptable to the Executive) shall be conclusive, provided however that if the disability is the result of an acute episode such determination shall be made in a reasonable period of time, which in any case shall be less than sixty (60) days.
               (2) Upon any termination of this Agreement as hereinabove provided, the Company’s obligations under this Agreement to pay further compensation shall cease forthwith, except that the Executive (or her estate or legal representatives, as the case may be) shall be entitled to receive any and all compensation and benefits under Section 2(d)(2), which would otherwise be payable to Executive as of the effective date of termination. Should the Executive become disabled during the execution of, or during travel in connection with, his or her duties, then the Executive (or his or her estate or legal representatives, as the case may be) shall be entitled to the compensation and benefits under Section 2(c)(2).
          (g) Termination by Executive for Good Reason.
               (1) The Executive may terminate this Agreement for “Good Reason” upon sixty (60) days’ written notice by the Executive to the Company of the occurrence of any of the following events, in the event that the Company (A) reduces the Executive’s base salary, or (B) causes the Executive, without Executive’s consent, to relocate to a facility or location more than fifty (50) miles from his/her then current location; provided that in any of the above-circumstances, the Company shall not have cured any such matter within thirty (30) days after written notice with Executive’s intention to terminate for Good Reason has been given by the Executive to the Company.
               (2) In the event Executive resigns his/her employment at any time for “Good Reason” during the Employment Period, Executive shall be entitled to the compensation and benefits set forth in Section 2(c)(2) of this Agreement.
          (h) Golden Parachute Excise Tax.
          In the event that the benefits provided for in this Agreement or otherwise payable to Executive (including, without limitation, any accelerated vesting of stock options or removal of repurchase restrictions on restricted stock) (the “Total Payments”) would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and, but for this Section 5, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Total Payments will be delivered either (i) in full, or (ii) to such lesser extent as would result in no portion of the benefits and payments being subject to the Excise Tax, whichever results in the receipt by Executive of the larger amount of economic value (on an after-tax basis, including application of the Excise Tax). All determinations regarding Sections 280G and 4999 of the Code will be made in writing by the Company’s independent auditors (the “Accountants”). In the event a reduction in benefits or payments is required under this Section 5, Executive will have the choice of which benefits or payments to reduce. For purposes of making the calculations required by this Section 5, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good-faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 5. The Company will pay all costs that the Accountants may reasonably incur in connection with any calculations contemplated by this Section 5. To the extent then applicable, the Company agrees to use its reasonable commercial efforts to solicit shareholder approval pursuant to Section 2800(b)(5) of the Code in order to preclude the application of Section 280G.
          (i) Separation Agreement/Release Condition to Severance Benefits.
          Other than the payment of accrued vacation or leave, the benefits provided in the preceding sections 2(c), 2(e), 2(f) and 2(g) shall be conditioned upon the execution by Executive of the Company’s then-standard form of Separation Agreement and General Release (which will include the one-year non-solicitation|non-interference provisions in Section 7 herein).
     3. Compensation and Benefits.
          (a) Salary. Executive shall receive an annual salary in the amount of $200,000, less statutory and customary deductions, which shall be payable in periodic installments in accordance with the standard payroll practices of the Company in effect from time to time unless and until the Company in its sole discretion determines that any increase to such salary is appropriate.
          (b) Bonus. In addition to the Salary, the Executive may be entitled to receive a bonus and/or other incentive compensation in an amount to be determined by the Board in its sole discretion; provided, however, that the failure to award any such bonus and/or other incentive compensation shall not give rise to any claim. If a bonus is to be paid, Executive must be employed by the Company at the time that the bonus is paid to receive the bonus.
          (c) Fringe Benefits. The Company shall also make available to the Executive, throughout the period of her employment hereunder, such benefits and perquisites as are generally provided by the Company to its executives at the Executive’s level of responsibility and comparable to the benefits the Executive had previously, provided, however, that nothing herein contained shall be deemed to require the Company to adopt or maintain any particular plan or policy.
          (d) Expenses. The Company shall reimburse the Executive, upon presentment by the Executive to the Company of appropriate receipts and vouchers therefor, for any reasonable out-of-pocket business expenses incurred by the Executive in connection with the performance of her duties and responsibilities hereunder, in accordance with the Company’s standard policies and procedures in effect from time to time.

          (e) Equity. As an additional incentive, Executive may be granted stock options in the Company. Except as set forth in Sections 2(b)(3) and 2(c)(2) of this Agreement, any such grants will be subject to the terms and conditions of the Company’s Stock Option Plan and underlying option agreements governing such options.
     4. Vacation, Personal Days and Sick Days.
          The Executive will be entitled to holidays, personal days and sick days in accordance with the Company’s standard policies and procedures in effect from time to time. The Executive will also be entitled to four (4) weeks of vacation.
     5. Nondisclosure of Confidential and Proprietary Information.
          (a) The Executive agrees to comply with each of the terms and obligations contained in the Company’s Employee Handbook, as amended, and the Employee Proprietary Information Agreement, especially pertaining to the treatment of confidential and proprietary information.
     6. Assignment Of Inventions and Intellectual Property.
          The Executive agrees to comply with each of the terms and obligations contained in the Company’s Employee Handbook, as amended, and the Employee Proprietary Information Agreement, especially pertaining to the assignment of inventions and works of authorship.
     7. Non-Solicitation/Non-Interfercnce.
          (a) During this Agreement and continuing until the first anniversary of the date when Executive’s employment is terminated for any reason, Executive shall not directly or indirectly, personally or through others, solicit or attempt to solicit (on Executive’s own behalf or on behalf of any other person or entity) the employment or retention of any employee or consultant of the Company or any of the Company’s affiliates. During this Agreement and thereafter, Executive shall also not use any Company trade secrets to solicit business from, or enter into a business relationship or transaction with, any person or entity that has or has had a business relationship with the Company (including, but not limited to, customers) or disrupt, or attempt to disrupt, any relationship, contractual or otherwise, between the Company and any such person or entity.
          (b) The Executive expressly authorizes the enforcement of the covenants provided for in this Section 7 by (A) the Company and its subsidiaries, (B) the Company’s permitted assigns, and (C) any successors to the Company’s business. To the extent that the covenant provided for in this Section 7 may later be deemed by a court to be too broad to be enforced with respect to its duration or with respect to any particular activity or geographic area, the court making such determination shall have the power to reduce the duration or scope of the provision, and to add or delete specific words or phrases to or from the provision. The provision as modified shall then be enforced.
          (c) The Executive agrees that any breach of this Section 7 shall cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, the

Executive agrees that the Executive shall not be entitled to any further payments due under the terms of this Agreement. Furthermore, in addition to any other remedies that may be available, the Company shall have the right to seek specific performance and injunctive relief as set forth in Section 9, without the need to post a bond or other security.
          (d) The Executive further acknowledges that the covenants contained in this Section 7 are a material part of this Agreement and if this Agreement is terminated for any reason, the Executive will be able to earn a livelihood without violating these provisions.
     8. Return of Company Property.
          When the Executive leaves the employ of the Company, the Executive will deliver to the Company (and will not keep in her possession, recreate or deliver to anyone else) any and all devices, records, recordings, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, computer materials, equipment, other documents or property, together with all copies thereof (in whatever medium recorded), belonging to the Company, its successors or assigns. The Executive further agrees that any property situated on the Company’s premises and owned by the Company, including computer disks and other digital, analog or hard copy storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.
     9. Legal and Equitable Remedies.
          Because the Executive’s services are personal and unique and because the Executive may have access to and become acquainted with the Proprietary Information of the Company, and because the parties agree that irrepressible harm would result in the event of a breach of Sections 5, 6, 7 and 8 by the Executive, the Company may not have an adequate remedy at law, the Company will have the right to enforce Sections 5, 6, 7 and 8 and any of their provisions by injunction, restraining order, specific performance or other injunction relief, without bond, and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement. The Company’s remedies under this Section 9 are not exclusive and shall not prejudice or prohibit any other rights or remedies under this Agreement or otherwise.
     10. No Conflicting Obligations.
          The Executive represents that Executive’s compliance with the terms of this Agreement and Executive’s performance as an executive of the Company does not and shall not breach any agreement to keep in confidence information acquired by the Executive in confidence or in trust prior to employment by the Company. The Executive has not entered into, and agrees not to enter into, any agreement, either written or oral, in conflict herewith.
     11. Notification of New Employer.
          In the event that the Executive leaves the employ of the Company, the Executive hereby agrees to notify the Executive’s new employer of those obligations that are continuing under this Agreement after termination.

     12. Notices.
          Any notice of communication permitted or required by this Agreement shall be in writing and delivered personally or via overnight courier or certified mail, return receipt requested:

If to the Company:	Fallbrook Technologies Inc.
Attn: Chief Executive Officer
9444 Waples Street, Suite 410
San Diego, CA 92121

If to the Executive:

     13. General.
          (a) No waiver by the Company of any breach of this Agreement will be a waiver of any preceding or subsequent breach. No waiver by the Company of any right under this Agreement will be construed as a waiver of any other right. The Company will not be required to give notice to enforce strict adherence to all terms of this Agreement.
          (b) Except as provided for under Sections 2(e) and 2(f) of this Agreement, neither this Agreement, nor any of the Executive’s rights, powers, duties, or obligations hereunder, may be assigned by the Executive. This Agreement shall be binding upon and inure to the benefit of Executive and Executive’s heirs and legal representatives and the Company and its successors. Successors of the Company shall include, without limitation, any company or companies acquiring, directly or indirectly, all or substantially all of the assets of the Company, whether by merger, consolidation, purchase, lease or otherwise, and successor shall thereafter be deemed “the Company” for the purpose hereof.
          (c) The captions and Section headings used in this Agreement are for convenience of reference only, and will not affect the construction or interpretation of this Agreement or any of the provisions hereof.
          (d) The validity and construction of this Agreement or any of its provisions will be governed by and constructed in accordance with the laws of the State of Texas without regard to its conflicts of law. Each of the parties hereto submits to the exclusive jurisdiction of the United States District Court for the Western District of Texas area, or if such court lacks subject matter jurisdiction, to the jurisdiction of the courts of the State of Texas, Travis County. Each of the parties hereto specifically waives any objection that it may otherwise have to the jurisdiction or venue of any such Courts or that such Courts are an inconvenient forum and acknowledges that service of process may be made by mailing a copy thereof in accordance with the provisions of Section 12. However, the parties agree that, with the exception of the subjects listed below, any and all disputes that they have with one another which arise out of Executive’s employment or under the terms of this Agreement shall be resolved through final and binding arbitration, as specified herein. The following exceptions will be resolved as required by law then in effect: (a) claims for benefits under the workers’ compensation, unemployment insurance and state disability insurance laws; (b) claims concerning the validity, infringement or enforceability of any trade secret, patent right, copyright trademark, or any other intellectual or confidential property held or sought by the Company; and (c) claims of employment discrimination or harassment brought under federal statutes. Binding arbitration will be conducted in Travis County, Texas, before one arbitrator with expertise in the subject area of the dispute. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures. Judgment on the award may be entered in any court having jurisdiction. The arbitrator shall be selected by the parties’ mutual agreement within ten (10) days following either party’s demand for arbitration. If the parties cannot timely mutually agree upon an arbitrator, each party shall select one arbitrator, and the two selected arbitrators shall promptly select a third arbitrator who shall arbitrate the arbitration. This provision shall not preclude the parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction. Each party shall bear its own costs and expenses of participating in the arbitration, and each party shall bear one-half (1/2) of the fees and expenses of the arbitrator; provided, however, that the arbitrator will have authority to award attorneys’ fees. Executive understands and agrees that the arbitration shall be instead of any civil litigation and that the arbitrator’s decision shall be final and binding to the fullest extent permitted by law and enforceable by any court having jurisdiction thereof. The arbitrator will have no authority to add to or to modify any provision of this Agreement. Nothing in this Section 13(d) will preclude the Company from obtaining injunctive relief as set forth in Section 9 above.
          (e) This Agreement may be executed in counterparts, each of which will be deemed to be an original hereof, but all of which together will constitute one and the same instrument.
          (f) This Agreement constitutes the sole and entire agreement and understanding between the parties hereto as to the subject matter hereof, and supersedes all prior discussions, agreements and understandings of every kind and nature between them as to such subject matter.
          (g) This Agreement is intended for the sole and exclusive benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns, and no other person or entity will have any right to rely on this Agreement or to claim or derive any benefit herefrom absent the express written consent of the party to be charged with such reliance or benefit.
          (h) If any provision of this Agreement is held invalid or unenforceable, either in its entirety or by virtue of its scope or application to given circumstances, such provision will thereupon be deemed modified only to the extent necessary to render same valid, or not applicable to given circumstances, or excised from this Agreement, as the situation may require; and this Agreement will be construed and enforced as if such provision had been included herein as so modified in scope or application, or had not been included herein, as the case may be.
          (i) The provisions of this Agreement will survive the termination of the Employee’s employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

          (j) All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.
          (k) This Agreement may be modified or amended only by a written agreement signed by an officer specifically authorized to do so by a resolution of the Company’s Board, and Executive.
          (1) This Agreement shall not be construed against any party by reason of the drafting or preparation thereof.
          The Executive has read this Agreement carefully and fully understands its terms.
          The parties have executed and delivered this Agreement on the date first written above.

COMPANY:		Fallbrook Technologies Inc.

	By:	/s/ William G. Klehm

(Signature)
William G. Klehm
Chief Executive Officer

EXECUTIVE:

/s/ George Lowe

(Signature)
George Lowe